  Exhibit 10.2

FIRST AMENDMENT OF SUBLICENSE AGREEMENT

THIS FIRST AMENDMENT OF SUBLICENSE AGREEMENT (this "First Amendment") is executed as of May 31 2019, by and between CGI Cellerate RX, LLC, a Texas limited liability company, having its principle place of business at 7500 Rialto Boulevard, Building II, Suite 220, Austin, TX 78735 (“Sublicensor”), and Cellerate, LLC, a Texas limited liability company having its principal place of business at 1200 Summit Avenue, Suite 414, Fort Worth Texas 76102, (“Sublicensee”). Sublicensor and Sublicensee are sometimes each referred to herein as a “Party” and collectively, as the “Parties

RECITALS

On August 27, 2018, Sublicensor and Sublicensee entered into that certain agreement whereby Sublicensor granted an exclusive, non-revocable, transferrable right in and to the Licensed IP to sell, export, market and distribute, Products for Wound Care (including, without limitation, the Products listed on Schedule A attached hereto) within the Territory in the Field of Use (the “Sublicense”) to Sublicensee to be effective the 28th day of August, 2018, (the “Effective Date”).

It is mutually understood and agreed by and between the Parties that as of this date Subsection 1.1 is changed to read as follows:

1.1 “Territory” means the human Wound Care Market and surgical market in the world, and such future additions as may be agreed to by the Parties.

All other terms and conditions that are not hereby amended are to remain in full force and effect.

CGI Cellerate RX, LLC,

as Sublicensor

By /s/ Bradley Gurasich

Brad Gurasich

Vice President

CELLERATE, LLC,

as Sublicensee

By /s/ J. Michael Carmena

Mike Carmena

President